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Exhibit No. 10(G)

                       2003 PROGRESSIVE CAPITAL MANAGEMENT
                                   BONUS PLAN

1. The Progressive Corporation and its subsidiaries (collectively "Progressive" or "Company") have adopted the 2003 Progressive Capital Management Bonus Plan ("Plan") as part of their compensation program for investment professionals. The Plan is performance-based and is administered under the direction of the Compensation Committee of the Board of Directors of The Progressive Corporation ("Committee").

2. Progressive employees who are assigned primarily to the Company's capital management function are eligible to be selected for participation in the Plan. Eligible employees may be selected by the Chief Executive Officer ("CEO") to participate in the Plan for one or more Plan years. Participants may also participate in other gainsharing, bonus or incentive compensation plans maintained by Progressive, if so determined in the discretion of the CEO. Plan years shall coincide with Progressive's fiscal years. For 2003, and each Plan year thereafter until otherwise determined by the CEO, the following individuals will be entitled to participate in the Plan: William Cody, Steve Anderson, Evelyn Erb, David Benson, Anthony Grandolfo, Eleanora Crosby, Nhu Nguyen, Dominic Visco and Sandy Richards. Other eligible employees of the Company may be selected for participation in the Plan for or at any time during a Plan year by the CEO.

3. The Plan offers participants the opportunity to earn bonus compensation through two (2) separate components: the Portfolio Performance Component and the Discretionary Bonus Pool Component, as described in Sections 4 and 5 below ("Bonus Components"). The term "Annual Bonus," as used herein, shall mean the aggregate of all bonuses earned by or awarded to a participant under the two (2) Bonus Components.

4.    The Portfolio Performance Component



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      A.    The amount of the Portfolio Performance Bonus earned by any participant under the Plan for any Plan year will be determined by application of the following formula:

        Portfolio Performance Bonus = Paid Earnings x Target Percentage x
                          Portfolio Performance Factor

      B. For purposes of the Plan, "Paid Earnings" shall include (a) regular, vacation, sick, holiday and funeral pay received by the participant for the Plan year for work or services performed by the participant as an officer or employee of Progressive, (b) retroactive payments of any of the foregoing relating to the same Plan year and (c) for the 2003 Plan year only, any lump sum merit awards for calendar year 2002 performance, which are payable in 2003.



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            For purposes of the Plan, Paid Earnings shall not include any (a)
            short-term or long-term disability payments, (b) lump sum merit awards earned for any calendar year after 2002, (c) payments from the merit cash pool, (d) discretionary or other bonus or incentive payments or (e) the earnings replacement component of any worker's compensation award. If additional participants are added during the course of a given Plan year, their Portfolio Performance Bonus will be based on the portion of their salary earned during the Plan year.

      C. The Target Percentages for participants in the Plan shall be determined by the Committee, but will not exceed 125% for any participant. Target Percentages may vary among Plan participants and may be changed from year to year by the Committee. For 2003, and each Plan year thereafter until otherwise determined by the Committee, the Target Percentages for the Plan participants shall be as follows:

                  Name                          Target Percentages
                  ----                          ------------------
            William Cody                                100%
            Steve Anderson                              100%
            Evelyn Erb                                  100%
            David Benson                                100%
            Anthony Grandolfo                           100%
            Eleanora Crosby                           18.75%
            Nhu Nguyen                                11.25%
            Dominic Visco                             11.25%
            Sandy Richards                              6.0%

      D.    Portfolio Performance Factor

            The Portfolio Performance Factor is determined by comparing the actual performance of designated segments of Progressive's investment portfolio ("Portfolio Segments") against specified


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            external benchmarks, which shall be risk-adjusted as provided herein
            ("Investment Benchmarks").

            The applicable Portfolio Segments, the weighting of the applicable Portfolio Segments for any participant, the related Investment Benchmarks and the funds, collection of funds or indexes which comprise the Investment Benchmarks will be designated, and may be changed from year to year, by the Committee.

            The Portfolio Performance Factor is based on Plan year performance. Investment results are marked to market in order to calculate total return, which is then compared against the designated risk-adjusted Investment Benchmark to produce a Performance Score for the applicable Portfolio Segment.

            For 2003, and for each Plan year thereafter until otherwise determined by the Committee, for purposes of the Plan, performance shall be measured on the basis of a single Portfolio Segment: the fixed income portfolio ("Fixed Income Portfolio").

            Fixed Income Portfolio. At the conclusion of a Plan year, the investment funds which comprise the selected Investment Benchmark for the Fixed Income Portfolio will be risk-adjusted through application of the Modigliani formula for measuring risk-adjusted performance ("Modigliani Formula") in accordance with the provisions of Exhibit I hereto, and ranked according to their respective risk-adjusted returns for the Plan year. In applying the Modigliani Formula to the Investment Benchmark for the Fixed Income Portfolio, risk-adjusted returns are calculated using the standard deviation of three years of quarterly returns (i.e. 12 data points). The investment performance achieved by the Fixed Income Portfolio for the Plan year will then be compared against the risk-adjusted performance of the several investments which comprise the applicable Investment Benchmark to determine the decile in which such Portfolio's performance falls ("Decile Ranking"). The


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            Performance Score of the Fixed Income Portfolio is determined by its
            Decile Ranking for the Plan year, as follows:

                       -----------   -------------
                         DECILE       PERFORMANCE
                         RANKING         SCORE
                       -----------   -------------
                           1st           2.00
                       -----------   -------------
                           2nd           1.78
                       -----------   -------------
                           3rd           1.56
                       -----------   -------------
                           4th           1.33
                       -----------   -------------
                           5th           1.11
                       -----------   -------------
                           6th            .89
                       -----------   -------------
                           7th            .67
                       -----------   -------------
                           8th            .44
                       -----------   -------------
                           9th            .22
                       -----------   -------------
                          10th             0
                       -----------   -------------

            Performance of the Fixed Income Portfolio shall be measured by any one, or a combination of any two or more, of the following benchmarks, or such other benchmark or benchmarks, as shall be designated by the Committee, which will be risk-adjusted as described above:

                  Rogers Casey Intermediate Fixed Income Funds

                  Rogers Casey Limited Duration Fixed Income Funds

                  Lehman Intermediate Corp./Gov. Index

            The applicable Investment Benchmark(s), or combination thereof, will be selected, and may be changed on an annual or quarterly


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            basis, by or with the approval of the Committee. For 2003, and for all subsequent Plan years until otherwise determined by the Committee, the performance of the Fixed Income Portfolio will be measured by the Rogers Casey Intermediate Fixed Income Funds benchmark. In the event that different Investment Benchmarks are applicable to different quarterly periods within a given Plan year, the quarterly performance results will be combined and the arithmetic mean of such results will equal the Performance Score for the Plan year.

            The Portfolio Performance Factor for any participant can vary from 0 to 2.0, based on actual performance versus the pre-established Benchmarks.

5.    Discretionary Bonus Pool Component

      A. A pool of bonus money will be objectively determined and made available to the CEO to distribute among designated participants at his or her sole discretion, subject to approval by either the Chief Human Resource Officer or Chief Financial Officer. The CEO shall designate the individuals, if any, who are eligible to participate in the Discretionary Bonus Pool Component for a given Plan year. For 2003, and each Plan year thereafter until otherwise determined by the CEO, the eligible participants for the Discretionary Bonus Pool Component are Steve Anderson, Evelyn Erb, David Benson and Anthony Grandolfo. The CEO is not obligated to disburse all of the funds in the bonus pool, and may not disburse more than the value of the pool. Undisbursed funds will not be carried over to future years.

      B. The Discretionary Bonus Pool is based on the Fixed Income Portfolio performance and is calculated by adding the product of each participant's Paid Earnings multiplied by the target percentage


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            designated by the CEO for the purpose of determining the amount of the Discretionary Bonus Pool (not to exceed 20%), multiplied by the performance score of the Fixed Income Portfolio, which can range from 0 to 2. The Discretionary Bonus Pool will be calculated using the amount of salary actually paid to eligible participants during the course of the Plan year.

6. After the end of each Plan year, and after the investment results and Benchmark data for such Plan year have become available, the bonuses earned by each participant pursuant to the provisions of Sections 4 and 5 of this Plan will be calculated and then aggregated to determine the Annual Bonus earned by each participant in the Plan. Subject to the following paragraph and Paragraph 7 below, the Annual Bonuses for a Plan year will be paid to Plan participants as soon as practicable after investment results and Benchmark data for such Plan year become available, but no later than March 15th of the following year.

      Any Plan participant who is eligible to participate in The Progressive Corporation Executive Deferred Compensation Plan ("Deferral Plan") may elect to defer all or any portion of his or her annual Portfolio Performance Bonus otherwise payable under this Plan, subject to and in accordance with the terms of the Deferral Plan. Bonuses based on the Discretionary Bonus Pool Component are not eligible for deferral under the Deferred Plan.

7. Unless otherwise determined by the Committee, and except as otherwise provided herein, in order to be entitled to receive an Annual Bonus for any Plan year, the participant must be an active employee of Progressive on the last day of such Plan year ("Qualification Date"). Any participant who is on a leave of absence covered by the Family and Medical Leave Act of 1993, personal leave approved by the Company, military leave or short or long-term disability on the Qualification Date relating to any Plan year will be entitled to receive an Annual Bonus for the Plan year based on the Paid Earnings received by the participant during the Plan year. Annual


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      Bonus payments made to participants will be net of any legally required deductions for federal, state and local taxes and other items.

8. The right to any Annual Bonuses hereunder may not be sold, transferred, assigned or encumbered by any participant. Nothing herein shall prevent any participant's interest hereunder from being subject to involuntary attachment, levy or other legal process.

9. The Plan will be administered by or under the direction of the Committee. The Committee will have the authority to adopt, alter, amend, modify and repeal such rules, guidelines, procedures and practices governing the Plan as it, from time to time, in its sole discretion deems advisable.

      The Committee will have full authority to determine the manner in which the Plan will operate, to interpret the provisions of the Plan and to make all determinations thereunder. All such interpretations and determinations will be final and binding on Progressive, all Plan participants and all other parties. No such interpretation or determination may be relied on as a precedent for any similar action or decision.

      Unless otherwise determined by the Committee, all of the authority of the Committee hereunder (including, without limitation, the authority to administer the Plan, select the persons entitled to participate herein or with respect to the various Bonus Components provided for herein, interpret the provisions hereof, waive any of the requirements specified herein and make determinations hereunder and to establish, change or modify Bonus Components, Component weightings, Investment Benchmarks, Performance Targets and Target Percentages) may be exercised by the CEO and Chief Human Resource Officer, acting jointly. If either of said officers is unavailable or unable to participate, or if either of such positions are vacant, the Chief Financial Officer may act instead


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      of such officer. In the event of a dispute or conflict, the determination of the Committee will govern.

10. The Plan may be terminated, amended or revised, in whole or in part, at any time and from time to time by the Committee, in its sole discretion.

11. The Plan will be unfunded and all payments due under the Plan will be made from Progressive's general assets.

12. Nothing in the Plan shall be construed as conferring upon any person the right to remain a participant in the Plan or to remain employed by Progressive, nor shall the Plan limit Progressive's right to discipline or discharge any of its officers or employees or change any of their job titles, duties or compensation.

13. Progressive shall have the unrestricted right to set off against or recover out of any bonuses or other sums owed to any participant under the Plan any amounts owed by such participant to Progressive.

14. This Plan supersedes all prior plans, agreements, understandings and arrangements regarding bonuses or other cash incentive compensation payable or due to any participant from Progressive. Without limiting the generality of the foregoing, this Plan supersedes and replaces the 2002 Progressive Capital Management Bonus Plan (the "Prior Plan"), which is and shall be deemed to be terminated as of December 31, 2002 (the "Termination Date"); provided, that any bonuses or other sums earned and payable under the Prior Plan with respect to any Plan year ended on or prior to the Termination Date shall be unaffected by such termination and shall be paid to the appropriate participants when and as provided thereunder.



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15.   This Plan is adopted and, is to be effective, as of January 1, 2003. This
      Plan shall be effective for 2003 and for each year thereafter unless and until terminated by the Committee.

16. This Plan shall be interpreted and construed in accordance with the laws of the State of Ohio.




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           METHOD USED TO CALCULATE THE VARIABLE COMPENSATION FOR PCM
                             FIXED INCOME PORTFOLIO

The performance factor that determines the variable component of PCM compensation depends on the decile ranking of the PCM Portfolio Segment's total return compared to the risk-adjusted total return of its peers from the Rogers-Casey survey of Intermediate Fixed Income fund managers. Because the R-C survey is only conducted quarterly, we must use quarterly data for both returns standard deviation. The annual returns are calculated from the 4 quarterly returns of the year, but the standard deviation calculation is derived from the most recent 12 quarters (3 years) and converted to annual terms. A fund must have return data for all 12 quarters to be included in the comparison sample.

To calculate the decile ranking of PCM returns relative to the returns from the Rogers-Casey survey, we adjust the individual R-C fund managers' returns to match the risk of the PCM Portfolio Segment by applying the Modigliani & Modigliani (M2) formula. Thus, the raw PCM return and the risk-adjusted PCM return will be identical, while the individual fund manager returns will be adjusted according to how much risk each has relative to PCM. The formula and definitions are given below.

RA Return (fund) = [STDpgr/STDfund] * [Raw Return (fund) - Rf] + Rf

      STDpgr = Sample Standard Deviation of Quarterly Returns (Annualized) for 3 Years (i.e., 12 data points)
      STDfund = Sample Standard Deviation of Quarterly Returns (Annualized) for 3 Years (i.e., 12 data points)
      Raw Return (fund) = Total Return of Individual R-C Fund Manager for 4 Quarters (Annual return)
      Rf = "Risk-free rate" 90-day LIBOR Rate at Beginning of Each Quarter for 4 Quarters (Annual return)

Example 1:                                      Example 2:
Fund had more risk than PCM                     Fund had less risk than PCM
STDpgr = 15%                                    STDpgr = 15%
STDfund = 20%                                   STDfund = 10%
Raw Return (fund) = 8%                          Raw Return (fund) = 8%
Rf = 4%                                         Rf = 4%

RA Return (fund) = [15% / 20%]*[8% - 4%] + 4%   RA Return (fund) = [15% / 10%]*[8% - 4%] + 4%
RA Return (fund) = 7%                           RA Return (fund) = 10%

Because the fund was riskier, its RA return     Because the fund was less risky, its RA return
is lower                                        is higher




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